UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BRIGHT MINDS BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

19 Vestry Street New York, NY USA (Address of principal executive offices)	10013 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, without par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statements file number to which this form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

Description

This Form 8-A12B hereby registers Bright Minds Biosciences Inc.'s (the "Registrant") class of common shares without par value (the "Common Shares"). The authorized capital of the Registrant consists of an unlimited number of Common Shares, without par value, and the Registrant has no other class of shares. As at November 1, 2021, the Registrant had 11,834,361 fully paid and non-assessable Common Shares issued and outstanding.

All Common Shares rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of the assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant. In the event of a liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, holders of the Common Shares will be entitled to receive on a pro rata basis, all of the net assets remaining after the Registrant has discharged its liabilities.

Distributions in the form of dividends, if any, are determined by the Board of Directors. Dividends are not cumulative. The Registrant is limited in its ability to pay dividends on its Common Shares by certain provisions of the Business Corporations Act (British Columbia) relating to the sufficiency of the profits from which dividends may be paid. The Registrant has not historically paid dividends on its Common Shares nor does it expect to do so in the foreseeable future.

Holders of Common Shares are entitled to receive notice of all meetings of shareholders and to attend and to vote at such meetings. Each Common Share carries with it the right to one vote. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and holders of Common Shares are not liable to further calls or to assessment by the Registrant.

There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.

The rights of holders of Common Shares may not be modified otherwise than by a vote of a majority of the Common Shares outstanding, voting as a class.

There are no provisions that would have the effect of delaying, deferring, or preventing a change of control of the Registrant operating with respect to an extraordinary corporate transaction.

Item 2.  Exhibits

Exhibits

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: November 1, 2021

BRIGHT MINDS BIOSCIENCES INC.

By:	/s/ Ryan Cheung
Ryan Cheung
Chief Financial Officer